Exhibit 99.1

FOR RELEASE:	INVESTOR CONTACT:	Trina Schurman
May 11, 2017 at 1:05 PM PDT		Nordstrom, Inc.
(206) 303-6503

	MEDIA CONTACT:	Gigi Ganatra Duff
Nordstrom, Inc.
(206) 303-3030
Nordstrom First Quarter 2017 In-Line with Expectations
SEATTLE, Wash. (May 11, 2017) – Nordstrom, Inc. (NYSE: JWN) today reported first quarter earnings in-line with Company expectations. Earnings per diluted share for the first quarter ended April 29, 2017 was $0.37. This included an interest expense charge of $18 million, or $0.06, related to a $650 million debt refinancing completed in the first quarter of 2017, which was not included in the Company's outlook.
This compares to earnings per diluted share of $0.26 for the first quarter ended April 30, 2016, which included non-operational charges of $30 million, or $0.10, primarily related to higher credit chargeback expenses associated with an industry change in liability rules. Excluding non-operational charges of $30 million in 2016 and $18 million of debt refinancing costs in 2017, earnings per diluted share for the first quarter of 2017 increased 19 percent over the same period last year.
Total Company net sales increased 2.7 percent and comparable sales decreased 0.8 percent, compared with the same quarter last year. This was consistent with trends experienced over the past year. Nordstrom continued its progress in executing its customer strategy while maintaining execution around inventory and expenses:

•	Online sales were 24 percent of total net sales, driven by 11 percent growth at Nordstrom.com and 19 percent at Nordstromrack.com/HauteLook

•	Through the successful partnership with TD Bank, credit card revenues increased 17 percent excluding amortization expenses related to the sale of the credit card portfolio in October 2015

•	Total customer count increased compared with the first quarter ended 2016, reflecting the Company's ongoing efforts to gain new customers
The Company reiterated its annual outlook for earnings per diluted share of $2.75 to $3.00, net sales increase of 3 to 4 percent and approximately flat comparable sales.
FIRST QUARTER SUMMARY

•
First quarter net earnings were $63 million and earnings before interest and taxes ("EBIT") was $151 million, or 4.6 percent of net sales, compared with net earnings of $46 million and EBIT of $106 million, or 3.3 percent of net sales, during the same period in fiscal 2016.

•	Retail EBIT increased $25 million compared with the same quarter last year. Excluding non-operational charges in 2016, Retail EBIT decreased $5 million, or 3.7 percent.

•	Credit EBIT increased $20 million, due to higher credit card revenues including a reduction in amortization expenses of $7 million related to the sale of the credit card portfolio.

•
Total Company net sales of $3.3 billion for the first quarter increased 2.7 percent compared with net sales of $3.2 billion during the same period in fiscal 2016. Total Company comparable sales for the first quarter decreased 0.8 percent.

•
In the Nordstrom brand, including U.S. and Canada full-line stores and Nordstrom.com, net sales when combined with Trunk Club, decreased 1.7 percent and comparable sales decreased 2.8 percent. Across U.S. full-line stores and Nordstrom.com the top-performing merchandise categories were Men's and Women's Apparel. The West was the top-ranking U.S. geographic region.

•
In the Nordstrom Rack brand, which consists of Nordstrom Rack stores and Nordstromrack.com/HauteLook, net sales increased 8.7 percent and comparable sales increased 2.3 percent. The West was the top-ranking geographic region.

•
Retail gross profit, as a percentage of net sales, of 34.3 percent increased 7 basis points compared with the same period in fiscal 2016. This reflected improved gross margin performance in the full-price business, partially offset by increased markdowns in the off-price business. Ending inventory growth of 1.6 percent was in-line with net sales growth of 2.7 percent.

•
Selling, general and administrative expenses, as a percentage of net sales, of 32.0 percent decreased 70 basis points compared with the same period in fiscal 2016. Excluding the non-operational charges of $30 million in 2016, selling, general and administrative expenses increased 24 basis points primarily due to planned technology expenses.

•
The Company expanded its Nordstrom Rewards loyalty program in May 2016 to enable all customers to earn benefits regardless of how they choose to pay. Nordstrom has more than 8.6 million active Rewards customers in the U.S. and Canada, up over 70 percent, from approximately 5 million a year ago. Sales from Nordstrom Rewards customers represented 47 percent of first quarter sales, compared with 39 percent a year ago.

•
During the quarter, the Company repurchased 4.6 million shares of its common stock for $206 million. A total capacity of $414 million remains available under its existing share repurchase board authorization. The actual number, price, manner and timing of future share repurchases, if any, will be subject to market and economic conditions and applicable Securities and Exchange Commission ("SEC") rules.

•
Return on invested capital ("ROIC") for the 12 fiscal months ended April 29, 2017 was 8.7 percent compared with 10.0 percent in the prior 12-month period. Results for the current period were negatively impacted by approximately 320 basis points due to the Trunk Club non-cash goodwill impairment charge in the third quarter of 2016. A reconciliation of this non-GAAP financial measure to the closest GAAP measure is included below.

EXPANSION UPDATE
To date in fiscal 2017, the Company opened six Nordstrom Rack stores and closed one full-line store. The Company opened the following stores in the first quarter of 2017:

Location	Store Name	Square Footage (000's)	Timing

Nordstrom Rack
Winter Park, Florida	Winter Park Square	26	March 9
Kildeer, Illinois	Kildeer Village Square	33	April 6
Schererville, Indiana	Shops on Main	25	April 6
Woodbury, Minnesota	CityPlace	26	April 6
Austin, Texas	The Parke	31	April 6

Number of stores	April 29, 2017	April 30, 2016
Nordstrom full-line - U.S.	117	118
Nordstrom full-line - Canada	5	3
Nordstrom Rack	220	200
Other[1]	11	8
Total	353	329
[1] Other includes Trunk Club clubhouses, Jeffrey boutiques and Last Chance clearance stores.

Gross square footage	29,764,000	28,772,000

FISCAL YEAR 2017 OUTLOOK
The Company's annual outlook expectations for earnings per diluted share are unchanged, incorporating first quarter results, debt refinancing costs and the impact of share repurchases in the first quarter. Nordstrom's expectations for fiscal 2017 are as follows:

Current Outlook
Net sales (percent)	3 to 4 increase
Comparable sales (percent)	Approximately flat
Retail EBIT (million)	$780 to $840
Credit EBIT (million)	Approximately $140
Earnings per diluted share	$2.75 to $3.00
The Company's outlook includes the following considerations:

•	The 53rd week is expected to add approximately $200 million to total net sales

•	The Anniversary event, historically the Company's largest sale event of the year, will span across the second and third quarters, consistent with the timing in 2016

•
The outlook assumptions for Retail EBIT when compared with fiscal 2016 include increased occupancy expenses related to new stores (Nordstrom Rack, Canada and Manhattan flagship men's store) in addition to higher fulfillment and technology costs

•
Retail EBIT in fiscal 2016 included an impairment charge related to Trunk Club of $197 million in the third quarter and a non-operational legal settlement gain of $22 million, or $0.10, in the fourth quarter

•
The outlook assumptions for Credit EBIT when compared with fiscal 2016 incorporate higher credit card revenues including a reduction in amortization expenses of $18 million related to the sale of the credit card portfolio

•	The income tax rate is estimated at 40 percent for fiscal 2017

•	Diluted shares outstanding, excluding any future share repurchases, are estimated at 170 million for fiscal 2017
CONFERENCE CALL INFORMATION
The Company's senior management will host a conference call to discuss first quarter 2017 results and fiscal 2017 outlook at 4:45 p.m. Eastern Daylight Time today. To listen to the live call online and view the conference call slides and the speakers' prepared remarks, visit the Investor Relations section of the Company's corporate website at http://investor.nordstrom.com. An archived webcast with the speakers' prepared remarks and the conference call slides will be available in the Quarterly Earnings section for at least one year. Interested parties may also dial 201-689-8354. A telephone replay will be available beginning approximately three hours after the conclusion of the call by dialing 877-660-6853 or 201-612-7415 and entering Conference ID 13660620, until the close of business on May 18, 2017.
ABOUT NORDSTROM
Nordstrom, Inc. is a leading fashion specialty retailer based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 354 stores in 40 states, including 122 full-line stores in the United States, Canada and Puerto Rico; 221 Nordstrom Rack stores; two Jeffrey boutiques; and two clearance stores. Additionally, customers are served online through Nordstrom.com, Nordstromrack.com and HauteLook. The Company also owns Trunk Club, a personalized clothing service serving customers online at TrunkClub.com and its seven clubhouses. Nordstrom, Inc.'s common stock is publicly traded on the NYSE under the symbol JWN.
Certain statements in this news release contain or may suggest "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties including, but not limited to, anticipated financial outlook for the fiscal year ending February 3, 2018, anticipated annual total and comparable sales rates, anticipated new store openings in existing, new and international markets, anticipated Return on Invested Capital and trends in our operations. Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: successful execution of our customer strategy, including expansion into new domestic and international markets, acquisitions, investments in our stores and online as well as investments in technology, our ability to realize the anticipated benefits from growth initiatives and our ability to provide a seamless experience across all channels; timely and effective execution of our ecommerce initiatives and ability to manage the costs and organizational changes associated with this evolving business model; timely completion of construction associated with newly planned stores, relocations and remodels, all of which may be impacted by the financial health of third parties; our ability to maintain relationships with our employees and to effectively attract, develop and retain our future leaders; effective inventory management processes and systems, fulfillment processes and systems, disruptions in our supply chain and our ability to control costs; the impact of any systems or network failures, cybersecurity and/or security breaches, including any security breach of our systems or those of a third-party provider that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information or compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; our ability to effectively utilize data in strategic planning and decision making; efficient and proper allocation of our capital resources; our ability to realize the expected benefits, respond to potential risks and appropriately manage costs associated with our program agreement with TD; our ability to safeguard our reputation and maintain our vendor relationships; our ability to respond to the business and retail environment, fashion trends and consumer preferences, including changing expectations of service and experience in stores and online, and evolve our business model; the effectiveness of planned advertising, marketing and promotional campaigns in the highly competitive and promotional retail industry; the timing, price, manner and amounts of share repurchases by the Company, if any, or any share issuances by the Company, including issuances associated with option exercises or other matters; the impact of economic and market conditions and the resultant impact on consumer spending patterns; the impact of economic or political conditions in the U.S. and countries where our third party vendors operate; weather conditions, natural disasters, health hazards, national security or other market disruptions, or the prospects of these events and the resulting impact on consumer spending patterns or information technology systems and communications; our compliance with applicable domestic and international laws, regulations and ethical standards, including those related to banking, employment and tax and the outcome of claims and litigation and resolution of such matters; the impact of the current regulatory environment and financial system and health care reforms; and compliance with debt covenants, availability and cost of credit, changes in our credit rating, changes in interest rates, debt repayment patterns and personal bankruptcies. Our SEC reports, including our Form 10-K for the fiscal year ended January 28, 2017, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited; amounts in millions, except per share amounts)

	Quarter Ended
	April 29, 2017	April 30, 2016
Net sales	$3,279	$3,192
Credit card revenues, net	75	57
Total revenues	3,354	3,249
Cost of sales and related buying and occupancy costs	(2,155)	(2,100)
Selling, general and administrative expenses	(1,048)	(1,043)
Earnings before interest and income taxes	151	106
Interest expense, net	(48)	(31)
Earnings before income taxes	103	75
Income tax expense	(40)	(29)
Net earnings	$63	$46

Earnings per share:
Basic	$0.38	$0.27
Diluted	$0.37	$0.26

Weighted-average shares outstanding:
Basic	167.3	173.1
Diluted	169.1	175.7

NORDSTROM, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited; amounts in millions)

	April 29, 2017	January 28, 2017	April 30, 2016
Assets
Current assets:
Cash and cash equivalents	$653	$1,007	$470
Accounts receivable, net	209	199	224
Merchandise inventories	2,160	1,896	2,125
Prepaid expenses and other	147	140	173
Total current assets	3,169	3,242	2,992

Land, property and equipment (net of accumulated depreciation of $5,742, $5,596 and $5,170)	3,872	3,897	3,789
Goodwill	238	238	435
Other assets	492	481	483
Total assets	$7,771	$7,858	$7,699

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,590	$1,340	$1,456
Accrued salaries, wages and related benefits	319	455	320
Other current liabilities	1,225	1,223	1,150
Current portion of long-term debt	11	11	10
Total current liabilities	3,145	3,029	2,936

Long-term debt, net	2,731	2,763	2,776
Deferred property incentives, net	530	521	536
Other liabilities	688	675	576

Commitments and contingencies

Shareholders' equity:
Common stock, no par value: 1,000 shares authorized; 166.0, 170.0 and 173.4 shares issued and outstanding	2,730	2,707	2,582
Accumulated deficit	(1,999)	(1,794)	(1,677)
Accumulated other comprehensive loss	(54)	(43)	(30)
Total shareholders' equity	677	870	875
Total liabilities and shareholders' equity	$7,771	$7,858	$7,699

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; amounts in millions)

	Quarter Ended
	April 29, 2017	April 30, 2016
Operating Activities
Net earnings	$63	$46
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization expenses	161	155
Amortization of deferred property incentives and other, net	(26)	(17)
Deferred income taxes, net	(21)	6
Stock-based compensation expense	16	20
Tax withholding on share-based awards	5	4
Change in operating assets and liabilities:
Accounts receivable	(10)	(27)
Merchandise inventories	(266)	(212)
Prepaid expenses and other assets	(11)	94
Accounts payable	272	192
Accrued salaries, wages and related benefits	(141)	(100)
Other current liabilities	9	(6)
Deferred property incentives	32	13
Other liabilities	6	8
Net cash provided by operating activities	89	176

Investing Activities
Capital expenditures	(153)	(205)
Other, net	9	31
Net cash used in investing activities	(144)	(174)

Financing Activities
Proceeds from long-term borrowings, net of discounts	635	—
Principal payments on long-term borrowings	(653)	(2)
Decrease in cash book overdrafts	(21)	(33)
Cash dividends paid	(62)	(63)
Payments for repurchase of common stock	(211)	(50)
Proceeds from issuances under stock compensation plans	11	28
Tax withholding on share-based awards	(5)	(4)
Other, net	7	(3)
Net cash used in financing activities	(299)	(127)

Net decrease in cash and cash equivalents	(354)	(125)
Cash and cash equivalents at beginning of period	1,007	595
Cash and cash equivalents at end of period	$653	$470

NORDSTROM, INC.
STATEMENTS OF EARNINGS — RETAIL BUSINESS AND CREDIT
(unaudited; dollar amounts in millions)
Retail Business
Our Retail Business includes our Nordstrom U.S. and Canada full-line stores, Nordstrom.com, Nordstrom Rack stores, Nordstromrack.com/HauteLook, Trunk Club, Jeffrey boutiques and Last Chance clearance stores. It also includes unallocated corporate center expenses. The following tables summarize the results of our Retail Business for the first quarter ended 2017 compared with the same period in 2016:

	Quarter Ended
	April 29, 2017		April 30, 2016
	Amount	% of net sales[1]	Amount	% of net sales[1]
Net sales	$3,279	100.0%	$3,192	100.0%
Cost of sales and related buying and occupancy costs	(2,154)	(65.7%)	(2,099)	(65.8%)
Gross profit	1,125	34.3%	1,093	34.2%
Selling, general and administrative expenses	(1,010)	(30.8%)	(1,003)	(31.4%)
Earnings before interest and income taxes	$115	3.5%	$90	2.8%
1 Subtotals and totals may not foot due to rounding.
The following table summarizes net sales and comparable sales within our Retail Business:

	Quarter Ended
	April 29, 2017		April 30, 2016
	Sales	Comp %	Sales	Comp %
Nordstrom full-line stores - U.S.	$1,482	(6.4%)	$1,582	(7.7%)
Nordstrom.com	548	10.9%	495	3.1%
Full-price	2,030	(2.3%)	2,077	(5.4%)

Nordstrom Rack	954	(0.9%)	894	(0.8%)
Nordstromrack.com/HauteLook	198	19.1%	166	41.8%
Off-price	1,152	2.3%	1,060	4.6%

Other retail[1]	126		121
Retail segment	3,308		3,258
Corporate/Other	(29)		(66)
Total net sales	$3,279	(0.8%)	$3,192	(1.7%)
1 Other retail includes Nordstrom Canada full-line stores, Trunk Club and Jeffrey boutiques.
Credit
The following table summarizes the results of our Credit segment for the first quarter ended 2017 compared with the same period in 2016:

	Quarter Ended
	April 29, 2017	April 30, 2016
Credit card revenues, net	$75	$57
Credit expenses	(39)	(41)
Earnings before interest and income taxes	36	16

NORDSTROM, INC.
RETURN ON INVESTED CAPITAL (NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar amounts in millions)
We believe ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of our use of capital and believe ROIC is an important component of shareholders’ return over the long term. In addition, we incorporate ROIC in our executive incentive compensation measures. For the 12 fiscal months ended April 29, 2017, our ROIC decreased compared with the 12 fiscal months ended April 30, 2016, primarily due to reduced earnings largely impacted by the Trunk Club goodwill impairment in the third quarter of 2016, partially offset by a decrease in average total assets. The non-cash impairment charge had a negative impact on ROIC in the current period of 3.2%.
We define ROIC as our net operating profit after tax divided by our average invested capital using the trailing 12-month average. ROIC is not a measure of financial performance under generally accepted accounting principles ("GAAP") and should be considered in addition to, and not as a substitute for, return on assets, net earnings, total assets or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to ROIC is return on assets. The following is a reconciliation of the components of ROIC and return on assets:

	12 Fiscal Months Ended
	April 29, 2017	April 30, 2016
Net earnings	$371	$518
Add: income tax expense	341	321
Add: interest expense	140	123
Earnings before interest and income tax expense	852	962

Add: rent expense	212	182
Less: estimated depreciation on capitalized operating leases[1]	(113)	(96)
Net operating profit	951	1,048

Less: estimated income tax expense	(436)	(402)
Net operating profit after tax	$515	$646

Average total assets	$7,977	$8,719
Less: average non-interest-bearing current liabilities[2]	(3,013)	(3,039)
Less: average deferred property incentives and deferred rent liability[2]	(644)	(552)
Add: average estimated asset base of capitalized operating leases[3]	1,570	1,312
Average invested capital	$5,890	$6,440

Return on assets	4.7%	5.9%
ROIC	8.7%	10.0%

1 Capitalized operating leases is our best estimate of the asset base we would record for our leases that are classified as operating if they had met the criteria for a capital lease or we had purchased the property. Asset base is calculated as described in footnote 3 below.
2 Balances associated with our deferred rent liability have been classified as long-term liabilities in the current period.
3 Based upon the trailing 12-month average of the monthly asset base. The asset base for each month is calculated as the trailing 12 months of rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the asset base we would record for our capitalized operating leases described in footnote 1.

NORDSTROM, INC.
ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar amounts in millions)
Adjusted Debt to earnings before interest, income taxes, depreciation, amortization and rent ("EBITDAR") is one of our key financial metrics, and we believe that our debt levels are best analyzed using this measure. Our goal is to manage debt levels to maintain an investment-grade credit rating and operate with an efficient capital structure. In evaluating our debt levels, this measure provides a reflection of our credit worthiness that could impact our credit rating and borrowing costs. We also have a debt covenant that requires an adjusted debt to EBITDAR leverage ratio of no more than four times. As of April 29, 2017, our Adjusted Debt to EBITDAR was 2.3, compared with 2.4 as of April 30, 2016.
Adjusted Debt to EBITDAR is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, debt to net earnings, net earnings, debt or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted Debt to EBITDAR is debt to net earnings. The following is a reconciliation of the components of Adjusted Debt to EBITDAR and debt to net earnings:

	2017[1]	2016[1]
Debt	$2,742	$2,786
Add: estimated capitalized operating lease liability[2]	1,700	1,459
Less: fair value hedge adjustment included in long-term debt	—	(21)
Adjusted Debt	$4,442	$4,224

Net earnings	$371	$518
Add: income tax expense	341	321
Add: interest expense, net	138	123
Earnings before interest and income taxes	850	962

Add: depreciation and amortization expenses	649	593
Add: rent expense	212	182
Add: non-cash acquisition-related charges	207	9
EBITDAR	$1,918	$1,746

Debt to Net Earnings	7.4	5.4
Adjusted Debt to EBITDAR	2.3	2.4
1 The components of Adjusted Debt are as of April 29, 2017 and April 30, 2016, while the components of EBITDAR are for the 12 months ended April 29, 2017 and April 30, 2016.
2 Based upon the estimated lease liability as of the end of the period, calculated as the trailing 12 months of rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the debt we would record for our leases that are classified as operating if they had met the criteria for a capital lease or we had purchased the property.

NORDSTROM, INC.
FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Free Cash Flow is one of our key liquidity measures, and when used in conjunction with GAAP measures, provides investors with a meaningful analysis of our ability to generate cash from our business. For the quarter ended April 29, 2017, we had Free Cash Flow of ($147) compared with ($125) for the first quarter ended 2016.
Free Cash Flow is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Free Cash Flow is net cash provided by operating activities. The following is a reconciliation of net cash provided by operating activities to Free Cash Flow:

	Quarter Ended
	April 29, 2017	April 30, 2016
Net cash provided by operating activities	$89	$176
Less: capital expenditures	(153)	(205)
Less: cash dividends paid	(62)	(63)
Less: change in cash book overdrafts	(21)	(33)
Free Cash Flow	$(147)	$(125)